UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2015

HERITAGE FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-34902 (Commission File Number)	38-3814230 (I.R.S. Employer Identification No.)

721 North Westover Boulevard, Albany, Georgia  31707

(Address of principal executive offices)

(229) 420-0000

Registrant's telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

A special meeting of stockholders of Heritage Financial Group, Inc. (“Heritage”) was held on June 16, 2015.  A total of 9,245,650 shares were represented in person or by valid proxy at the special meeting, which constituted a quorum.  A summary of the voting results for the following proposals, each of which is described in detail in the joint proxy statement/prospectus dated May 1, 2015 and first mailed to Heritage’s stockholders on or about May 1, 2015, is set forth below:

1.	Approval of Agreement and Plan of Merger

Stockholders of Heritage approved the Agreement and Plan of Merger, dated as of December 10, 2014, by and among Renasant Corporation, Renasant Bank, Heritage and HeritageBank of the South, and the transactions contemplated thereby (the “Merger Proposal”). The votes cast were as follows:

For:	Against:	Abstain:	Broker Non-Votes:
7,017,599	65,331	33,403	0

2.	Approval, on an advisory basis, of executive compensation

Stockholders of Heritage approved,  on a non-binding, advisory basis,  the compensation that will or may become payable to certain of Heritage’s named executive officers in connection with the merger contemplated by the merger agreement. The votes cast were as follows:

For:	Against:	Abstain:	Broker Non-Votes:
5,510,556	1,540,128	65,649	0

3.	Adjourn the Meeting, if necessary, to solicit additional proxies

Stockholders of Heritage approved the adjournment of the special meeting, if necessary or appropriate, in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Proposal at the time of the special meeting; however, this proposal was not necessary following the approval of the Merger Proposal and was therefore not implemented.    The votes cast were as follows:

For:	Against:	Abstain:	Broker Non-Votes:
6,971,319	132,331	12,683	0

Item 8.01 Other Events.

On June 16, 2015, Heritage issued a press release announcing the final voting results of the special meeting. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release dated June 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL GROUP, INC.

Date: June 17, 2015	By: /s/ T. Heath Fountain
T. Heath Fountain
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated June 16, 2015.